UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2013

California Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-54706	83-483725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

  c/o Gottbetter & Partners, LLP
  488 Madison Avenue, 12th Floor
  New York, NY  10022
  (212) 400-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2013, the Board of Directors (the “Board”) of California Gold Corp. (the “Company”) appointed Michael Baybak to fill a vacancy on the Board, to serve until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Mr. Baybak is the principal and President of Michael Baybak and Company, Inc., headquartered in Clearwater, Florida.  This company, founded in 1979, services a diversified North American clientele of financial advisors and public companies.  Mr. Baybak’s background includes extensive experience in the precious metals industry.  He has specialized experience in marketing communications for publicly listed resource exploration and development companies and has a wide range of knowledge of resource company operations, including, but not limited to, coordination with and management of technical personnel, including geological and engineering professionals, project management, capital financings, regulatory reporting requirements, and analysis and presentation of company financial information in accordance with accounting and audit requirements.

As a consultant to the Company, Mr. Baybak has assisted the Company in overseeing its AuroTellurio mining exploration project on Moctezuma, Sonora, Mexico.

Mr. Baybak graduated from Columbia University in 1966 with a Bachelor of Arts degree and attended Yale University Law School.

On the same date, James Davidson, the Company’s former sole officer and director, resigned his positions as the Company’s Treasurer and Secretary.  Effective as of Mr. Davidson’s resignation from these positions, the Board appointed Mr. Baybak to serve as the Company’s Interim Treasurer and its Secretary.  Mr. Davidson remains a director of the Company and its President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Gold Corp.

Date: November 25, 2013	By:	/s/ James D. Davidson
	Name:	James D. Davidson
	Title:	Chief Executive Officer and President